Preliminary Pricing Supplement No. 70 Dated: August 18, 2008	Filed pursuant to Rule 424(b)(2)
(To Prospectus Dated August 22, 2005, and Prospectus Supplement dated August 22, 2005) This Preliminary Pricing Supplement consists of 3 pages.	File No. 333-126757

Protective Life Insurance Company Sponsor and Depositor Callable InterNotes® Issued Through Protective Life Secured Trust 2008-20

1. The Notes

Trade Date: 08/22/2008 Original Issue Date: 08/27/2008 Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CFW0	[ ]	100%	2.5000%	[ ]	6.750%

INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	08/15/2033	YES	YES	NO

SECURITIES EXCHANGE LISTING YES/NO	FUNDING AGREEMENT NO.
YES(1)	GA-6140

Terms of Survivor's Option:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Optional Redemption Terms:
Optional Redemption Dates: 08/15/2013 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Optional Repayment Terms: Not Applicable.
Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Form of trust: [X] Delaware statutory trust [ ] Delaware common law trust
Trust Expiration Date: 08/15/2034
Special Tax Considerations: Not Applicable.
Rating of Notes: S&P AA Moody's Aa3
Securities Exchange Listing: [ ] No [X] Yes, Name of Exchange: NYSE(1)
Additional Terms: Not Applicable.
Agents:
Banc of America Securities LLC
Incapital LLC
A.G. Edwards & Sons, Inc.
Bear, Stearns & Co. Inc.
Charles Schwab & Co., Inc.
Citigroup
Edward D. Jones & Co., L.P.
Fidelity Capital Markets, A Division of National Financial Services LLC
Merrill Lynch & Co.
Morgan Stanley
Raymond James
RBC Dain Rauscher, Inc.
UBS Securities LLC
Wachovia Securities

2. The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company
Deposit Amount: [ ]
Effective Date: 08/27/2008
Interest Rate: 6.750%
Interest Payment Frequency: SEMI-ANNUAL
Stated Maturity Date: 08/15/2033
Survivor's Option: [X] Yes [ ] No
If yes:
Annual Put Limitation:	[X] $2,000,000 or 2%; or
[ ] $__________________ or _______%
Individual Put Limitation:	[X] $250,000; or
[ ] $__________________
Trust Put Limitation:	Not Applicable.
Redemption: [X] Yes [ ] No
Early Redemption Dates: 08/15/2013 and each Interest Payment Date thereafter.
Initial Redemption Percentage: 100%
Annual Percentage Reduction (if any): Not Applicable.
Redemption:	[ ] In whole only and not in part
[X] May be in whole or in part
Repayment: [ ] Yes [X] No
Repayment Dates:
Repayment:	[ ] In whole only and not in part
[ ] May be in whole or in part
Rating of Funding Agreement: S&P AA Moody's Aa3
Additional Terms: Not Applicable.

3. Other Information

Rating of Program: S&P AA Moody's Aa3

Protective Life Insurance Company Insurer Financial Strength Rating: S&P AA Moody's Aa3

Protective Securities, a division of ProEquities, Inc. and an affiliate of Protective Life Insurance Company, is acting as an agent in connection with this offering.

(1) We intend to apply for NYSE listing within 30-days of issuance, subject to NYSE approval.